Exhibit Page 89

OPERATING AGREEMENT

OF

RIGGS CAPITAL PARTNERS II, LLC

a Delaware Limited Liability Company

        THIS OPERATING AGREEMENT, entered into as of the 1st day of October, 2000, by and among the persons listed on Schedule A hereto (the “Members”), being all of the members of RIGGS CAPITAL PARTNERS II, LLC, a Delaware limited liability company (the Company”);

W I T N E S S E T H:

        WHEREAS, the Members wish to form the Company for the purpose of making and holding certain investments and engaging in the other activities set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto do hereby agree to the following:

SECTION 1

Definitions

        The following capitalized terms used in this Agreement shall have the following meanings:

        1.1. “Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

        1.2. “Adjusted Capital Account Balance” shall mean a Member’s Capital Account balance (a) increased by any amount that such Member is obligated to restore under Treas. Reg. § 1.704-1(b)(2)(ii)(c) (including any addition thereto pursuant to the next to last sentences of Treas. Reg. § 1.704-2(g)(1) and (i)(5) after taking into account thereunder any changes during such Fiscal Year in Company Minimum Gain and in Member Nonrecourse Debt Minimum Gain) and (b) decreased by any adjustments, allocations, and distributions specified in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), and (6) as are reasonably expected to be made to such Member. A distribution or allocation will result in a Member having a deficit Adjusted Capital Account Balance to the extent such distribution or allocation either will create or increase a deficit balance in such Member’s Capital Account after making the adjustments described in the preceding sentence.

Exhibit Page 90

        1.3. “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (including, if any of the forgoing is a natural Person, the parent, spouse, child, brother, or sister of such natural Person), (ii) any Person owning or controlling a majority of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of a majority of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

        1.4. “Agreed Value” shall mean, with respect to Property, the fair market value of that Property on the date it is contributed to the Company, as determined by the Managing Member in good faith and by reasonable methods.

        1.5. “Agreement” shall mean this Operating Agreement, as amended from time to time.

        1.6. “Bankruptcy” shall mean, with respect to any Person, (i) the entry of a decree or order for relief of such Person by a court of competent jurisdiction in any involuntary case involving such Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for such Person or for any substantial part of such Person’s assets or property; (iii) the ordering of the winding up or liquidation of such Person’s affairs; (iv) the filing with respect to such Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the U.S. Bankruptcy Code or any successor provision thereto; (v) the commencement by such Person of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; or (vi) the making by such Person of any general assignment for the benefit of creditors.

        1.7. “Capital Account” shall mean the capital account to be maintained by the Company for each Member in accordance with Section 4.3.

        1.8. “Capital Contributions” shall mean all cash and other property contributed to the Company by or on behalf of a Member or such Member's predecessor in interest.

        1.9. “Capital Interest” shall mean the percentage of total capital contributions allocable to a Member, as set forth on Schedule A.

        1.10. “Cash Reserve” shall mean any reserve fund which may be established and maintained by the Managing Member in its reasonable good faith judgment for the conduct of the Company Business, provided that such fund is in keeping with generally accepted accounting practices and does not exceed amounts deemed by the Managing Member reasonably necessary for anticipated debt service, future capital expenditures, repairs, replacements, taxes, contingent liabilities and the like. If the Cash Reserve is drawn down it may be replenished in accordance with the preceding limitations.

Exhibit Page 91

        1.11. “Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

        1.12. “Company” shall mean Riggs Capital Partners II, LLC, a Delaware limited liability company.

        1.13. “Company Business” shall mean the business in which the Company shall engage from time to time under Section 2.2 hereof.

        1.14. “Company Interest” shall mean the ownership and voting interest of a Member in the Company at any particular time, including the right of such Member to any and all distributions and any other benefits to which such Member may be entitled as provided in this Agreement or the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and the Act.

        1.15. “Company Minimum Gain” shall mean the amount of Company minimum gain, computed in the manner set forth in Treas. Reg.ss.1.704-2(d).

        1.16. “Company Nonrecourse Deduction” shall mean the amount of nonrecourse deductions computed in the manner set forth in Treas. Reg.ss.1.704-2(c).

        1.17. “Company Tax Items” shall mean all items of income, gain, loss, and deduction, and all tax preferences, depreciation, accelerated cost recovery system deductions, investment interest, and other tax items of the Company for each Fiscal Year, as allocated among the Members for tax purposes under Section 6.3 hereof.

        1.18. “Compliance Manual” shall have the meaning set forth in Section 5.2.

        1.19. “Contributing Members” shall mean the Members other than the Special Member.

        1.20. “Default Rule” shall mean a provision of the Act that would apply to the Company unless otherwise provided in, or modified by, the Agreement.

        1.21. “Distributable Amounts” means Net Cash Flow from investments made by the Company for which J. Carter Beese or RCP Investments II, LLC has served as the Investment Advisor, or from any reinvestment of proceeds from such investments.

        1.22. “Fiscal Year” shall mean an annual accounting period ending December 31 of each year during the term of the Company; provided, however, that the last such Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed. To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period.

Exhibit Page 92

        1.23. “Investment Account” shall mean the investment account to be maintained by the Company for each Member in accordance with Section 4.4.

        1.24. “Investment Advisor” shall mean RCP Investments II, LLC, or such other person as may hereafter be designated as investment advisor to the Company.

        1.25. “Majority Vote” shall mean the affirmative vote of Members holding more than 50% of the total Profits Interests held by the Members.

        1.26. “Managing Member” shall have the meaning ascribed thereto in Section 5.1.

        1.27. “Member” shall mean the initial Members listed on Schedule A attached hereto and any Person admitted as a new Member or a Substitute Member in accordance with the terms of this Agreement. Schedule A may be amended from time to time to reflect the withdrawal of a Member or the addition of a new Member or a Substitute Member in accordance with the terms of this Agreement.

        1.28. “Member Nonrecourse Debt” shall mean any Company liability to the extent the liability is nonrecourse for purposes of Treas. Reg.ss.1.1001-2, and a Member (or related person (within the meaning of Treas. Reg.ss.1.752-4(b))) bears the economic risk of loss under Treas. Reg.ss.1.752-2 because, for example, the Member (or related person) is the creditor or a guarantor. The determination of whether a Company liability constitutes a Member Nonrecourse Debt shall be made in accordance with Treas. Reg.ss. 1.704-2(b)(4).

        1.29. “Member Nonrecourse Debt Minimum Gain” shall mean the amount of partner nonrecourse debt minimum gain, computed in the manner set forth in Treas. Reg.ss. 1.704-2(i)(3), with respect to each Member Nonrecourse Debt.

        1.30. “Member Nonrecourse Deduction” shall mean the amount of partner nonrecourse deductions as computed under Treas. Reg.ss.1.704-2(i)(2).

        1.31. “Net Cash Flow” shall mean, for any period, the sum of cash from operations of the Company Business, from the sale or disposition of Company Property, or from any other source, for such period after deducting the following amounts for such period: (i) amounts required to pay the Company’s operating expenses and current liabilities; (ii) amounts required to discharge any Company debt or obligation, including loans or advances from Members; (iii) the amount of any additions to Cash Reserve; and (iv) amounts set aside by the Managing Member for reinvestment. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of Cash Reserve.

        1.32. “Net Income Amount” shall mean, with respect to a Member for a Fiscal Year, the amount of Company net taxable income allocated to such Member for such Fiscal Year, reduced by the excess, if any, of (i) the aggregate amount of Company net taxable loss allocated to such Member for all prior Fiscal Years, over (ii) the aggregate amount of Company net taxable income allocated to such Member for all prior Fiscal Years.

Exhibit Page 93

        1.33. “Net Market Value” with respect to the Company’s assets shall mean the fair market value of Company’s total assets, net of total liabilities, as determined in good faith by the Managing Member.

        1.34. “Person” shall mean any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

        1.35. “Portfolio Company” shall mean a Person in which the Company holds a Portfolio Investment.

        1.36. “Portfolio Investment” shall mean an investment in a Person, in the form of debt, equity, convertible debt, options, warrants, or other instruments conferring upon the Company a current or future economic interest, with the exception of Short-Term Investments.

        1.37. “Priority Return” shall mean, for each Member for each Fiscal Year, an amount equal to nine percent (9%) of the average daily Investment Account balance of such Member over the course of the current Fiscal Year, multiplied, in the case of a partial Fiscal Year, by the number of days in such partial Fiscal Year divided by 365.

        1.38. “Profits” or “Loss” shall mean, for each Fiscal Year, the Company’s taxable income or taxable loss for such Fiscal Year, as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(c)(1) shall be included in taxable income or loss), but with the following adjustments:

                 (a) Items of income, gain, loss and deduction relating to Property contributed to the Company shall be computed as if the basis of the Property to the Company at the time of contribution were equal to its fair market value on that date and the amount of any depreciation, amortization, or other cost recovery deductions allowable were computed in accordance with the following sentence. For purposes of the preceding sentence, the amount of any depreciation, amortization, or other cost recovery deduction allowable for any period with respect to Property contributed to the Company shall be an amount that bears the same ratio to the fair market value of the Property on the date of contribution as the federal income tax depreciation, amortization, or other cost recovery deduction bears to the adjusted tax basis of the Property on the date of contribution; provided, however, that if the adjusted tax basis of the Property is zero on the date of contribution, then the amount of depreciation, amortization, or other cost recovery deduction shall be determined with reference to the fair market value of the Property on the date of contribution using any reasonable method selected by the Managing Member.

                 (b) Any tax exempt income and gain, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Fiscal Year shall be added to such taxable income or taxable loss and any related expenses not allowed as a deduction pursuant to Section 265 of the Code shall be subtracted from such income or loss.

Exhibit Page 94

                 (c) Any expenditures of the Company described in Sections 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. § 1.704-1(b) and not otherwise taken into account under this Section) and 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b)) for such Fiscal Year shall be subtracted from such taxable income or taxable loss.

                 (d) Except as otherwise provided in Treas. Reg.ss. 1.704-1(b), amounts described in this Section shall be computed without taking into account any basis adjustments created by a Section 754 election under the Code. Profits or Loss attributable to a basis adjustment resulting from a Section 754 election shall inure solely to the benefit or detriment of the Member to whom the Section 754 election relates.

                 (e) If there has been an adjustment to the Members' Capital Accounts pursuant to Section 4.3(e) to reflect the unrealized income, gain, loss, or deduction inherent in Company Property: (i) depreciation, amortization, or other cost recovery deductions with respect to such Property for each Fiscal Year or other period shall equal an amount which bears the same ratio to the fair market value of such Property on the date of such adjustment as the federal income tax depreciation, amortization, or other cost recovery deductions for such Fiscal Year or other period bears to the adjusted tax basis of such Property on such date; and (ii) gain or loss resulting from any disposition of such Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed under this sentence as if such Property had an adjusted basis on the date of such adjustment equal to its fair market value on such date and all subsequent adjustments for depreciation, amortization, or other cost recovery deductions were made in accordance with clause (i) of this sentence.

                 (f) If the Company's taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided in paragraphs (a) through (e) of this Section, and after removing any amounts allocated under the Regulatory Allocations or Section 6.2(d) (relating to curative allocations), is a positive amount, such amount shall be the Company’s Profits for such Fiscal Year, and if a negative amount, such amount shall be the Company’s Loss for such Fiscal Year.

        1.39. “Profits Interest” shall have the meaning set forth in Section 3.1 hereof.

        1.40. “Profit Shortfall Account” shall mean, with respect to a Member for a Fiscal Year, the excess, if any, of (i) the aggregate amount of Net Cash Flow distributed under Sections 6.1(a)(i), 6.1(a)(iii), 6.1(a)(v), or 6.1(a)(vi) to such Member for such Fiscal Year and all prior Fiscal Years, over (ii) the aggregate amount of Profits allocated to such Member under Sections 6.2(a)(iii), 6.2(a)(iv), or 6.2(a)(vi) for all prior Fiscal Years (to the extent that such Profits have not been offset by allocations of Losses under Sections 6.2(b)(i)(D), 6.2(b)(i)(C), or 6.2(b)(i)(A), respectively).

        1.41. “Property” shall mean all of the Company's right, title and interest in and to any real or personal property interests (tangible and intangible) owned by the Company.

Exhibit Page 95

        1.42. “Regulatory Allocations” shall mean the allocations described in Section 6.2(c).

        1.43. “Short-Term Investments” shall mean short-term investments selected by the Managing Member to provide for appropriate safety of principal, such as government obligations, certificates of deposit, money market fund investments, short-term debt obligations, interest-bearing accounts, and non-interest-bearing accounts, pending investment of the Company’s funds.

        1.44. “Special Member” shall mean RCP Investments II, LLC, a Delaware limited liability company, and its successors and assigns.

        1.45. “Substitute Member” shall mean a transferee of a Company Interest admitted as a Substitute Member in accordance with Section 7.7 hereof.

        1.46. “Supermajority Vote” shall mean the affirmative vote of the Members holding at least 67% of the total Profits Interests held by the Members.

        1.47. “Tax Distribution Amount” shall mean, with respect to a Member for a Fiscal Year, such Member’s Net Income Amount for such Fiscal Year multiplied by the Tax Rate for such Fiscal Year. The Managing Member shall have authority to make appropriate adjustments to the Tax Distribution Amounts to more accurately reflect the actual tax liability of a Member resulting from participation in the Company, to implement a Member’s request to adjust the amount of such Member’s Tax Distribution Amount, or to remedy any unexpected economic disparities that would otherwise result from the application of the above formula; provided, however, that no adjustment shall be made under this sentence that is inconsistent with the basic economic arrangement of the Members under this Agreement.

        1.48. “Tax Matters Member” shall mean the Member designated as the Tax Matters Member pursuant to Section 10.3.

        1.49. “Tax Rate” shall mean, with respect to a Fiscal Year, a tax rate (expressed as a percentage) equal to the sum of (a) the maximum federal income tax rate for individuals for such Fiscal Year, plus (b) the maximum Maryland income tax rate for individuals residing in that State for such Fiscal Year.

        1.50. “Transfer” shall mean any sale, transfer, exchange, assignment, pledge, hypothecation, gift or any contract for the foregoing or any voting trust or other agreement or arrangement respecting voting rights or any beneficial interest in a Company Interest.

        1.51. “Unpaid Priority Amount” shall mean, with respect to a Member for a Fiscal Year, the amount, if any, of such Member’s Unpaid Priority Return for such Fiscal Year, reduced by the amount of any Profits previously allocated under Section 6.2(a)(iv) with respect to such Member’s Priority Return that remains unpaid (to the extent that such Profits have not been offset by Losses under Section 6.2(b)(i)(C)).

Exhibit Page 96

        1.52. “Unpaid Priority Return” shall mean, with respect to a Member for a Fiscal Year, the excess, if any, of (i) the sum of such Member’s Priority Return for the current Fiscal Year and all prior Fiscal Years; over (ii) the aggregate amount distributed to such Member under Section 6.1(a)(iii) for the current Fiscal Year and all prior Fiscal Years.

        1.53. “Unpaid Special Distribution Amount” shall mean, with respect to the Special Member for a Fiscal Year, the amount, if any, that the Special Member would be entitled to receive under Section 6.1(a)(iv) that remains unpaid (after taking into account all distributions to the Special Member under Section 6.1(a)(iv) for the current Fiscal Year and all prior Fiscal Years), reduced by the amount of any Profits previously allocated under Section 6.2(a)(v) with respect to such unpaid amounts (to the extent that such Profits have not been offset by Losses under Section 6.2(b)(i)(B)).

        1.54. “Withdrawal” shall mean the death (or dissolution, in the case of corporate Members), adjudication of incompetence (which term shall include, but not be limited to, insanity), Bankruptcy, retirement, resignation, or expulsion of a Member.

SECTION 2

General Provisions

        2.1. Formation of the Company. The Members have formed the Company for the limited purposes set forth herein, and shall take all actions and appropriately file all documents required by law to qualify the Company to conduct business as provided herein in all appropriate jurisdictions. The rights and liabilities of the parties hereto shall be as provided in the Act except as herein otherwise expressly provided.

        2.2. Purposes and Powers of the Company.

                (a) The purposes for which the Company is formed are (i) to make, hold, and dispose of Portfolio Investments in accordance with the Company’s Investment Policies as in effect from time to time; (ii) to make, hold and dispose of Short-Term Investments in order to hold funds pending the investment or reinvestment of Company funds in Portfolio Investments, to provide liquid investments from which to meet expenses of the Company and contingencies, and to hold funds pending distribution, in each case subject to the other provisions of this Agreement; and (iii) to do any and all things necessary, convenient or incidental to the achievement of the foregoing.

                (b) The Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may lawfully be engaged in or performed by a limited liability company under the Act.

Exhibit Page 97

        2.3. Name of the Company. The name of the Company shall be Riggs Capital Partners II, LLC. The Company Business may be conducted under such other names as the Managing Member may from time to time determine to be necessary or advisable.

        2.4. Place of Business of the Company. The principal place of business of the Company shall be 800 17th Street, N.W., Washington, D.C. 20006, or at such other place as the Managing Member may from time to time determine. The Company may have such additional offices as the Managing Member may from time to time deem necessary or advisable.

        2.5. Registered Office, Registered Agent. The name and business address of the registered agent for service of process on the Company and its registered office in the State of Delaware are The Corporation Trust Company at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, or such other qualified Person as the Managing Member may designate from time to time. The Managing Member may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is necessary.

        2.6. No Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

        2.7. Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes. The Company shall take all appropriate actions to ensure that the Company will be treated as a partnership for federal and state income tax purposes, including the making of available tax elections. No election may be made to treat the Company as a corporation for federal or state income tax purposes without the written consent of all Members. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code, or for any purposes other than tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.7.

        2.8. Default Rules Under the Act. Regardless of whether this Agreement specifically refers to a particular Default Rule:

                (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and such Default Rule is hereby modified or negated accordingly, and

                (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

Exhibit Page 98

        2.9. Title to Property. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

        2.10. Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

        2.11. Independent Activities; Transactions with Affiliates. Insofar as permitted by applicable law, the Members and the Managing Member (each acting on its own behalf) and each of their Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or any other Member; and neither this Agreement nor any activity undertaken pursuant hereto shall, except as expressly provided in a written agreement signed by the parties to be bound thereby, prevent the Managing Member or any Member or its Affiliates from engaging in such activities, or require the Managing Member or any Member to permit the Company or any Member or its Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

        2.12. Term of the Company. The Company commenced its existence on the date upon which its Certificate of Formation was duly filed with the Secretary of State of the State of Delaware and shall continue until the 10th anniversary of the date hereof, unless the Members by Supermajority Vote agree to extend its existence or the Company is sooner dissolved pursuant to Section 8.1.

SECTION 3

Members and Profits Interests

        3.1. Profits Interest. Each Member's Profits Interest shall be determined under this Section 3.1.

                (a) Each Member's initial Profits Interest is set forth in Schedule A attached hereto.

                (b) Each Member's Profits Interest shall be adjusted upon the occurrence of the events specified in, and in the manner set forth in, Section 3.2 .

        3.2. Additional Members and Interests. The Company shall not, except as provided in Section 4.1(b)(iii), be expanded to include additional Members, or to provide for the issuance of additional Company Interests, unless the existing Members by Supermajority Vote consent to the same. In the event that the Members by Supermajority Vote elect to take in new or additional Members or issue additional Company Interests upon such terms and conditions as they may find advisable, the Profits Interest of each new or additional Member shall be taken from the existing Members on a pro rata basis unless otherwise agreed to by all such Members, in such amount and in such fashion as may be agreed upon by the parties.

Exhibit Page 99

SECTION 4

Capital Contributions and Capital Accounts

        4.1. Capital Contributions.

                (a) In consideration of his or its Company Interest, each Member hereby contributes to the Company the Initial Capital Contribution, in the form of cash and investments currently held by the Members, as specified for such Member on Schedule A.

                (b) In further consideration of his or its Company Interest, each Contributing Member hereby agrees to contribute to the Company, upon at least 10 business days prior written notice by the Managing Member, at any one time or in installments from time to time as specified by the Managing Member, additional Capital Contributions in accordance with this Section 4.1(b), provided, however, that, the aggregate amount of all such additional Capital Contributions by such Member shall not exceed the maximum amount specified for such Member on Schedule A, and the obligation of Riggs National Corporation to contribute shall be subject to the following conditions:

                     (i) Such additional Capital Contributions shall be in compliance with reasonable loss limits;

                     (ii) Such contributions shall be consistent with other capital priorities of Riggs National Corporation;

                     (iii) Riggs National Corporation shall have the right to designate one or more other persons who may contribute all or any portion of any capital contribution otherwise due from Riggs National Corporation and become a Member in the LLC, with the Profits Interest and Capital Interest of Riggs National Corporation reduced proportionately; and

                     (iv) The performance of the Company's investments prior to the date of contribution shall have been satisfactory to Riggs National Corporation in its reasonable judgment.

Each such notice by the Managing Member shall call for contributions by each Contributing Member on a pro rata basis, based upon their relative Capital Interests.

                (c) No Member shall be required to make Capital Contributions in addition to those set forth in Section 4.1(a) and 4.1(b).

        4.2. No Interest on or Right to Withdraw Capital Contributions. No interest shall be paid on any contribution to the capital of the Company or on the balance in any Capital Account and no Member shall have the right to withdraw his Capital Contribution or to demand or receive a return of his Capital Contribution.

Exhibit Page 100

        4.3. Maintenance of Capital Accounts.

                (a) The Company shall maintain a separate Capital Account for each Member in accordance with this Section 4.3.

                (b) A Member's Capital Account shall be credited with (i) the amount of any cash contributed to the Company by or on behalf of such Member, (ii) the fair market value of any Property other than cash contributed to the Company by or on behalf of such Member, (iii) allocations to such Member of Company Profits, income or gain pursuant to Section 6.2, (iv) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member, and (v) any other item required to be credited for proper maintenance of capital accounts by the Treasury regulations under Section 704(b) of the Code.

                (c) A Member's Capital Account shall be debited with (i) the amount of any cash and the fair market value of Property other than cash that is distributed to such Member (other than guaranteed payments under Code Section 707(c)), all as may be determined in accordance with this Agreement, (ii) allocations to such Member of Company Losses, deductions, Company Nonrecourse Deductions, or Member Nonrecourse Deductions pursuant to Section 6.2, (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company, and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury regulations under Section 704(b) of the Code.

                (d) If any Property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which gain or loss that has not previously been reflected in the Capital Accounts would be allocated among the Members under Section 6.2 if the distributed Property had been sold by the Company for a price equal to its fair market value on the date of distribution. See Section 4.3(c)(i) for additional adjustments to be made to the distributee Member’s Capital Account.

                (e) The Members may, upon the occurrence of one of the events described in Section 4.3(e)(ii), increase or decrease the Capital Accounts of the Members in accordance with Section 4.3(e)(i) to reflect a revaluation of Company Property.

                     (i) Any adjustments made under this Section 4.3(e) shall reflect the manner in which the unrealized income, gain, loss, or deduction inherent in Company Property (to the extent that it has not been reflected in the Capital Account previously) would be allocated among the Members under Section 6.2 if the Company had sold all of its Property for its fair market value on the date of adjustment. The adjustments described in this Section 4.3(e)(i) shall be based on the fair market value of Company Property on the date of adjustment.

Exhibit Page 101

                     (ii) The Members may make the Capital Account adjustments described in this Section 4.3(e) upon the occurrence of the following events: (a) a contribution of money or other Property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company; (b) a distribution of money or other Property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company; or (c) the liquidation of the Company.

                     (iii) The adjustments described in this Section 4.3(e) are intended to comply with Treas. Reg.ss. 1.704-1(b)(2)(iv)(f) and shall be interpreted consistently with such regulation to effectuate such intent. See the definition of "Profits and Losses" for special rules for the computation of Profits and Losses in the case of an adjustment under this Section 4.3(e).

                (f) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

        4.4. Maintenance of Investment Accounts.

                (a) The Company shall maintain a separate Investment Account for each Member in accordance with this Section 4.4.

                (b) A Member's Investment Account shall be credited with (i) the amount of any cash contributed to the Company by or on behalf of such Member; (ii) the principal amount of any capital contribution made by a Member to the Company in the form of a demand promissory note; and (iii) the fair market value of any property other than cash contributed to the Company by or on behalf of such Member (net of any liabilities assumed by the Company upon such contribution and liabilities to the extent secured by such contributed property).

                (c) A Member's Investment Account shall be debited with the amount of any distributions to such Member under Section 6.1(a)(ii).

                (d) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Investment Account of the transferor to the extent it relates to the transferred interest.

SECTION 5

Management and Operation of Business

        5.1. Managing Member. Riggs National Corporation shall be the "Managing Member" of the Company and, in such capacity, responsible for the business and operations of the Company. The Managing Member may be removed and replaced only by Supermajority Vote.

Exhibit Page 102

        5.2. Management. The Managing Member shall be responsible for the overall management and operation of the Company. No Member shall take any action in the name of or on behalf of the Company except pursuant to authority granted by the Managing Member. Each Member shall take such actions on behalf of the Company as may be necessary or desirable in order to effectuate the decisions and determinations of the Managing Member. The Managing Member shall adopt on behalf of the Company, and may amend or modify from time to time, a compliance manual for the Company (the “Compliance Manual”) setting forth standards of conduct, investment policies, and other policies relating to the operation of the Company.

        5.3. Investment Advisor. The Managing Member shall delegate to the Investment Advisor the authority to conduct the day to day business of the Company and to make investment decisions in accordance with the Compliance Manual as then in effect. The Investment Advisor shall not be authorized to take any action that the Managing Member is not authorized to take pursuant to Section 5.5 or Section 5.6. Except as otherwise specified or directed by the Managing Member or by the Members by Supermajority Vote, the Investment Advisor shall have and may exercise with respect to the Company all of the powers customarily exercised by a president and chief executive officer of a Delaware corporation, subject to the provisions of Sections 5.5 and 5.6 and the Compliance Manual as in effect from time to time.

        5.4. Meetings and Actions of the Members.

                (a) A meeting of the Members may be called at such time and such place as the Managing Member, the Investment Advisor, or Members holding Interests entitling them to cast at least a Majority Vote, may specify by written notice to all Members not less than 10 days prior to the date of such meeting.

                (b) There shall be a quorum if Members holding in the aggregate more than a 50% Profits Interest are present at a meeting. A Member shall be deemed present at any meeting if he attends in person or by telephone conference call, or by proxy granted to another Member and delivered to the Company. Unless otherwise provided for in this Agreement, the Majority Vote of the Members shall constitute an action of the Company. The Members, may also take action by unanimous written consent. Copies of the records of the Company shall be maintained at the principal offices of the Company.

        5.5. Limitations of the Power of the Managing Member. The Managing Member and the Investment Advisor shall not cause or permit the Company to take any of the following actions without Supermajority Approval:

                (a) admit any additional Member;

                (b) carry on any business other than as provided in Section 2.2 hereof;

                (c) guarantee or otherwise in any way become responsible (including as surety or pursuant to a pledge or grant of security on any assets or rights of the Company) for the obligations or indebtedness of any other Person, other than an entity all of the equity interest of which is owned by the Company;

Exhibit Page 103

                (d) extend credit or make any loan to any Person, other than reasonable trade credit offered in the ordinary course of the Company’s business and reasonable advances to officers and employees not exceeding $5,000 in the aggregate to any one employee;

                (e) enter into any transaction with any Member other than upon terms that, in the reasonable judgement of the Managing Member, are not materially less favorable to the Company than those that would be obtainable in an arm’s length transaction with an unrelated party; or

                (f) sell or agree to sell, transfer, or dispose of all or substantially all of the Company's assets, other than pursuant to a pledge or security interest conferred in order to incur bona fide indebtedness for the Company.

        5.6. Additional Restrictions. For so long as Riggs National Corporation is a Member, the Company shall not, without the prior written consent of Riggs National Corporation:

                (a) acquire or hold any Portfolio Investment or Short-Term Investment that would result in the Company holding an interest that has been determined by Riggs National Corporation not to be permissible under the Bank Holding Company Act or any rule or regulation thereunder; or

                (b) engage in any other activity that Riggs National Corporation has determined not to be permissible under the Bank Holding Company Act or any rule or regulation thereunder.

        5.7. Officers of the Company. The Investment Advisor may appoint from time to time any one or more persons to serve as officers of the Company as the Investment Advisor deems necessary for the proper conduct of the business of the Company, in such capacities and with such delegated rights and powers as the Investment Advisor may approve.

        5.8. Cash Reserve. The Managing Member may decide to establish a Cash Reserve for the Company. Such Cash Reserve may be replenished in accordance with the limitations set forth in Section 1.10 hereof.

        5.9. Compensation. The Managing Member shall not be entitled to any fee or other compensation, other than reimbursement of expenses incurred by it on behalf of or for the benefit of the Company, in consideration for its service as Managing Member. The Company shall enter into an Investment and Management Agreement with the Investment Advisor, which will entitle the Investment Advisor to receive an annual management fee equal to Two Percent (2%) of $100,000,000 or Two Million Dollars ($2,000,000), out of which amount the Investment Advisor shall fund all expenses of operating and managing the Company, excluding origination expenses for raising funds from additional Members, but including, without limitation, any expenses for goods or services provided to or for the benefit of the Company or the Investment Advisor pursuant to an Operating and Services Agreement with Riggs Bank N.A.

Exhibit Page 104

        5.10. Exculpation and Indemnity. No Member, including without limitation the Managing Member or the Investment Advisor, shall be liable or accountable in damages or otherwise to the Company or the other Members for any act or omission done or omitted by him in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a willful breach of this Agreement or the investment advisory agreement entered into pursuant to Section 5.9 on the part of such person. The Company shall indemnify each Member, including the Managing Member and the Investment Advisor, against any loss, damage, judgment or claim incurred by or asserted against such person (including reasonable attorney’s fees and legal expenses), unless such act or omission constitutes gross negligence, willful misconduct, or a willful breach of this Agreement or the investment advisory agreement entered into pursuant to Section 5.9 on the part of such person.

SECTION 6

Allocations and Distributions

        6.1. Distributions.

                (a) Net Cash Flow. The Company shall, except as otherwise provided in this Section 6.1, distribute Net Cash Flow for a Fiscal Year when and as determined by the Managing Member, in accordance with the following priorities:

                     (i) First, to the Members in proportion to, and to the extent of, each Member's Tax Distribution Amount for such Fiscal Year;

                     (ii) Second, to the Members in proportion to, and to the extent of, the outstanding balances in their respective Investment Accounts;

                     (iii) Third, to the Members entitled to a Priority Return, in proportion to, and to the extent of, each such Member's Unpaid Priority Return for such Fiscal Year;

                     (iv) Fourth, to the Special Member, up to the amount that, together with all prior payments pursuant to this Section 6.1(a)(iv) equals 25% of the sum of all distributions made pursuant to Section 6.1(a)(iii) (thereby equaling 20% of the total distributions made pursuant to Sections 6.1(a)(iii) and 6.1(a)(iv));

                     (v) Fifth, to the extent that the remaining Net Cash Flow constitutes Distributable Amounts, to the Members in proportion to their Profits Interests, with appropriate adjustments made with respect to distributions for any period during which the Profits Interests of the Members have changed; and

Exhibit Page 105

                     (vi) Sixth, to the extent that the remaining Net Cash Flow does not constitute Distributable Amounts, to the Contributing Members in proportion to their relative Profits Interests, with appropriate adjustments made with respect to distributions for any period during which the Profits Interests of such Members have changed.

                     For purposes of making calculations pursuant to this Section 6.1(a), to the extent that Net Cash Flow includes both amounts that are Distributable Amounts and amounts that are not, Net Cash Flow payable pursuant to Sections 6.1(a)(i), 6.1(a)(ii) , 6.1(a)(iii), and 6.1(a)(iv) shall be deemed to be allocated between those two categories pro rata in accordance with their relative proportions in Net Cash Flow at the time of distribution.

                (b) Tax Distributions. The Company shall take reasonable efforts to make the distributions under Section 6.1(a)(i) with respect to a Fiscal Year in a manner that will allow the timely payment of the distributee Members' estimated taxes.

                (c) Liquidation and Dissolution. Proceeds from the liquidation of the assets of the Company upon dissolution shall be distributed to the Members in accordance with Section 9.1. Proceeds from the sale (or other conversion into cash) of all or substantially all of the Company Property shall be distributed to the Members in accordance with Section 9.1 as if such proceeds arose from the liquidation of the assets of the Company.

                (d) Distributions in Kind. In the event that, prior to any sale by the Company of any securities of a Portfolio Investment (“Sale Securities”) the proceeds of which the Company intends to distribute pursuant to Section 6.1 or Section 9.1, the Company has received notice by any Member that such Member would, in lieu of such distributed proceeds, prefer to receive such Member’s portion of such distribution in the form of Sale Securities with a value equal to the amount otherwise to be distributed to such Member, then the Company may, if the Managing Member determines that it may do so without impairing the value of the remaining Sale Securities or violating any contractual or legal restriction upon the transfer of such Sale Securities, pay such Member’s distribution in the form of Sale Securities, valued at their fair market value on the date of distribution as determined by the Managing Member, and such value shall be included in the amount of “Net Cash Flow” for the purpose of Section 6.1(a).

        6.2. Allocation of Profits and Losses.

                (a) Allocation of Profits. After giving effect to the special allocations set forth in Section 6.2(c), Profits of the Company for each Fiscal Year shall be allocated to the Members as follows:

                     (i) First, Profits shall be allocated to the Members in proportion to, and to the extent of, the amount equal to the remainder, if any, of (A) the cumulative Losses allocated to each such Member pursuant to Section 6.2(b)(iii) for all prior Fiscal Years, over (B) the cumulative Profits allocated to each such Member pursuant to this Section 6.2(a)(i) for all prior Fiscal Years.

Exhibit Page 106

                     (ii) Second, Profits less any amounts allocated under Section 6.2(a)(i), shall be allocated to the Special Member in an amount not to exceed the excess, if any, of (A) the aggregate amounts distributed to the Special Member under Section 6.1(a)(iv) for the current and all prior Fiscal Years, over (B) the aggregate amount of Profits allocated to the Special Member under Section 6.2(a)(v) or this Section 6.2(a)(ii) for all prior Fiscal Years (to the extent that such Profits have not been offset by allocations of Losses under Sections 6.2(b)(i)(B) or 6.2(b)(i)(E), respectively).

                     (iii) Third, Profits less any amounts allocated under Sections 6.2(a)(i) and 6.2(a)(ii), shall be allocated in an aggregate amount not to exceed the aggregate balances in all Members’ Profit Shortfall Accounts for the current Fiscal Year, among the Members in proportion to, and to the extent of, each Member’s Profit Shortfall Account.

                     (iv) Fourth, Profits less any amounts allocated under Sections 6.2(a)(i) through 6.2(a)(iii), shall be allocated to the Members in proportion to, and to the extent of, each Member's Unpaid Priority Amount.

                     (v) Fifth, Profits less any amounts allocated under Sections 6.2(a)(i) through 6.2(a)(iv) shall be allocated to the Special Member to the extent of such Member's Unpaid Special Distribution Amount.

                     (vi) Sixth, Profits less any amounts allocated under Sections 6.2(a)(i) through 6.2(a)(v) shall be allocated to the Members in proportion to their Profits Interests; provided, however, that the Managing Member shall have the authority to make appropriate adjustments to the allocation Profits under this Section 6.2(a)(vi) to reflect that such Profits, or a portion thereof, are more appropriately allocated among the Contributing Members to reflect distributions (or reasonably anticipated distributions) under Section 6.1(vi) (relating to Net Cash Flow that does not constitute Distributable Amounts).

                (b) Allocation of Losses. After giving effect to the special allocations set forth in Section 6.2(c), Losses of the Company for each Fiscal Year shall be allocated to the Members as follows:

                     (i) Except as provided in Section 6.2(b)(iii), Losses shall be allocated to the Members to offset any Profits allocated under the following sections, in the following order (in each case, pro rata in proportion to the share of Profits being offset): (A) Section 6.2(a)(vi); (B) Section 6.2(a)(v); (C) Section 6.2(a)(iv); (D) Section 6.2(a)(iii); and (E) Section 6.2(a)(ii).

                     (ii) Except as provided in Section 6.2(b)(iii), Losses less any amounts allocated under Section 6.2(b)(i), shall be allocated to the Members in proportion to their Profits Interests.

                     (iii) The Losses allocated pursuant to Section 6.2(b)(i) and 6.2(b)(ii) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have a deficit Adjusted Capital Account Balance at the end of any Fiscal Year. In the event some but not all of the Members would have deficit Adjusted Capital Account Balances as a consequence of an allocation of Losses pursuant to Section 6.2(b)(i) or 6.2(b)(ii), the limitation set forth in this Section 6.2(b)(iii) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. § 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 6.2(b)(iii) shall be allocated to the Members in proportion to their Profits Interests.

Exhibit Page 107

                (c) Regulatory Allocations. The following special allocations shall be made in the following order:

                     (i) If there is a net decrease during a Company Fiscal Year in Company Minimum Gain then, to the extent required by Treas. Reg.ss.1.704-2(f), each Member shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, as necessary, for subsequent Fiscal Years) equal to that Member's share of the net decrease in the Company Minimum Gain (within the meaning of Treas. Reg.ss.1.704-2(g)(2)). It is the intent of the Members that this Section 6.2(c)(i) constitute a Company Minimum Gain chargeback provision under Treas. Reg.ss. 1.704-2(f) and be interpreted consistently with such regulation to effectuate such intent.

                     (ii) If there is a net decrease during a Company Fiscal Year in Member Nonrecourse Debt Minimum Gain then, to the extent required by Treas. Reg.ss.1.704-2(i)(4), any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Fiscal Year shall be allocated items of Company income and gain entering into the computation of Profits and Losses for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) equal to that Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain (within the meaning of Treas. Reg.ss.1.704-2(i)(4)). It is the intent of the Members that this Section 6.2(c)(ii) constitute a Member Nonrecourse Debt Minimum Gain chargeback provision under Treas. Reg. ss. 1.704-2(i)(4) and be interpreted consistently with such regulation to effectuate such intent.

                     (iii) If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that causes or increases a deficit in such Member’s Adjusted Capital Account Balance items of Company income and gain entering into the computation of Profits and Losses shall be allocated to all such Members in an amount and manner sufficient to eliminate, to the extent required by Treas. Reg. § 1.704-1(b), the deficit Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c)(iii) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Section 6.2 have been tentatively made as if this Section 6.2(c)(iii) were not in the Agreement. It is the intent of the Members that this Section 6.2(c)(iii) constitute a qualified income offset provision under Treas. Reg. § 1.704-1(b)(2)(ii)(d) and be interpreted consistently with such regulation to effectuate such intent.

                     (iv) In the event that any Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the next to last sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(c)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Section 6.2 have been made as if Section 6.2(c)(iii) and this 6.2(c)(iv) were not in the Agreement. It is the intent of the Members that this Section 6.2(c)(iv) constitute a gross income allocation and be interpreted to effectuate such intent.

Exhibit Page 108

                     (v) Company Nonrecourse Deductions shall be allocated to the Members in proportion to their Profits Interests.

                     (vi) Member Nonrecourse Deductions attributable to a Member Nonrecourse Debt shall be allocated to the Member (or Members) that bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Treas. Reg.ss. 1.704-2(i)(1).

                (d) Curative Allocations. The Regulatory Allocations are intended to comply with certain requirements of the Treasury Regulations under Code Section 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2(d). Therefore, notwithstanding any other provision of this Section 6.2 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever reasonable manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items of Company items of income, gain, loss or deduction were allocated pursuant to Sections 6.2(a) and 6.2(b). In exercising its discretion under this Section 6.2(d), the Managing Member shall take into account future Regulatory Allocations under Sections 6.2(c)(i) and 6.2(c)(ii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.2(c)(v) and 6.2(c)(vi). This Section 6.2(d) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

                (e) Special Allocations In Connection With Liquidation. In the case of the Fiscal Year in which the Company is liquidated (and, to the extent necessary, for prior Fiscal Years) the Profits and Losses (or, to the extent necessary, items thereof) shall be allocated in such a manner, as determined by the Managing Member, as is necessary to provide a Capital Account balance for each Member equal to the amount that such Member would receive if all of the proceeds of liquidation of the Company were distributed among the Members in accordance with Section 6.1(a) (determined as if (i) the Company were not liquidating and that such distributable amounts were Net Cash Flow, and, (ii) only distributions actually made under Section 6.1(a) prior to liquidation shall be taken into account and no additional amounts will be deemed to be distributed with respect to Tax Distribution Amounts).

Exhibit Page 109

        6.3. Tax Allocations. All items of income, gain, loss, and deduction, and all tax preferences, depreciation, accelerated cost recovery system deductions and investment interest and other tax items of the Company for each Fiscal Year (collectively referred to as “Company Tax Items”) shall be allocated for tax purposes to the Members in accordance with this Section 6.3.

                (a) Except as provided in Sections 6.3(b) and 6.3(c), Company Tax Items shall be allocated for tax purposes in accordance with the allocations of items of income, gain, loss, deduction, Company Nonrecourse Deductions, Member Nonrecourse Deductions, Profits, and Losses under Section 6.2. For purposes of the preceding sentence, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation to such Member of the same share of each Company Tax Item that is taken into account in computing such Profits or Losses.

                (b) Gain or loss upon sale or other disposition of any Property contributed to the Company or any depreciation, amortization, or other cost recovery deduction allowable with respect to the basis of Property contributed to the Company shall be allocated for tax purposes among the contributing and non-contributing Members so as to take into account the difference between the adjusted tax basis and the Agreed Value of the Property on the date of its contribution to the extent permitted by Treas. Reg. § 1.704-3 or such superseding regulations as may be promulgated in accordance with Section 704(c) of the Code. In making allocations pursuant to the preceding sentence, the Managing Member may apply any method or convention required or permitted by Section 704(c) of the Code.

                (c) Except as provided in Section 6.3(b), if there has been an adjustment to the Members’ Capital Accounts pursuant to Section 4.3(e) to reflect the unrealized income, gain, loss, or deduction inherent in Company Property, Company Tax Items with respect to such Property shall be allocated to the Members for tax purposes so as to take into account the difference between the adjusted tax basis of such Property and the value at which it is reflected in the Members’ Capital Accounts in the same manner as variations between the adjusted tax basis and fair market value of Property contributed to the Company are taken into account in determining the Members’ allocations of Company Tax Items under Section 6.3(b). The allocations under this Section 6.3(c) are intended to comply with paragraphs (b)(2)(iv)(f)(4) and (b)(4)(i) of Treas. Reg. § 1.704-1 and shall be interpreted consistently with such regulation to effectuate such intent.

                (d) To the extent consistent with the intent of the parties to this Agreement, accounting matters relating to allocations of Profits and Losses, Capital Accounts, and allocations of items of federal income tax significance shall be handled in such a way that the allocations of items of federal income tax significance will have substantial economic effect or will otherwise be respected for federal income tax purposes.

Exhibit Page 110

        6.4. Other Allocation Rules.

                (a) All other items that must be allocated to the Members shall be allocated to the Members in accordance with the allocation of Profits and Losses as provided in Section 6.2 of this Agreement.

                (b) The Members are aware of the income tax consequences of the allocations made by this Section 6 and hereby agree to be bound by the provisions of this Section 6 in reporting their shares of Company income and loss for income tax purposes.

                (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Treas. Reg.ss.1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Profits Interests.

                (d) To the extent permitted by Treas. Reg.ss.1.704-2(h)(3), the Managing Member shall endeavor not to treat distributions of Net Cash Flow as having been made from the proceeds of a Company nonrecourse liability or a Company nonrecourse debt.

        6.5. Allocation Savings Provision. The allocation method set forth in this Section 6 is intended to allocate Profits and Losses to the Members for federal income tax purposes in accordance with their economic interests in the Company while complying with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If in the reasonable opinion of the Managing Member, the allocation of Profits or Losses pursuant to the provisions of this Section 6 shall not (i) satisfy the requirements of Code Section 704(b) or the Treasury Regulations thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations or (iii) properly take into account any expenditure made by the Company or transfer of a Company Interest, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 6, Profits and Losses shall be allocated in such reasonable manner as the Managing Member determines to be required so as to reflect properly (i), (ii) or (iii), as the case may be; provided, however, that any change in the method of allocating Profits or Losses shall not materially alter the economic agreement between the Members.

        6.6. Members’ Varying Interests. In the event of any changes in any Member’s Company Interest during the Fiscal Year, then for purposes of this Section 6, the Managing Member shall take into account the requirements of Code Section 706(d) and shall have the right to select any reasonable method of determining the varying interests of the Members during the Fiscal Year which satisfies Code Section 706(d). See Section 7.9 for additional rules relating to distributions and allocations in respect to Transferred Company Interests.

Exhibit Page 111

SECTION 7

Transfer Provisions

        7.1. Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of his Company Interest. In the event that any Member pledges or otherwise encumbers any of its Company Interest as security for the payment of an obligation, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Section 7. For purposes of this Section 7, any Transfer of a partnership interest in RCP Investments, L.P., shall be deemed to be a Transfer of a Company Interest, and RCP Investments, L.P., shall not permit it to be effected unless it is done in compliance with the provisions of this Section 7 applicable to Transfers of Company Interests as if the holder thereof were a Member.

        7.2. Permitted Transfers. Subject to the conditions and restrictions set forth in Section 7.3 hereof, a Member may at any time Transfer all or any portion of his or its Company Interest to (a) any other Member, (b) any member of the transferor’s Family, (c) any Affiliate of the transferor, (d) the transferor’s executor, administrator, trustee, or personal representative to whom such Company Interest are transferred at death or involuntarily by operation of law, or (e) any Purchaser in accordance with Section 7.4 hereof (any such Transfer being referred to in this Agreement as a “Permitted Transfer”). For purposes hereof, a Member’s “Family” shall include only (i) such Member’s spouse, natural or adoptive lineal ancestors or descendants, sisters and brothers, (ii) trusts for the exclusive benefit of one or more of the Members and such other persons, (iii) corporations, partnerships or limited liability companies substantially all of the securities of which are held by one or more of the Member and such other persons.

        7.3. Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 7.2 hereof unless and until the following conditions are satisfied or waived by the Managing Member:

                (a) Except in the case of a Transfer of a Company Interest at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 7. In the case of a Transfer of a Company Interest at death or involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

                (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Company Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Company Interest until it has received such information.

Exhibit Page 112

                (c) Except in the case of a Transfer of a Company Interest at death or involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that (i) such Transfer is exempt from all applicable registration requirements, including the Securities Act of 1933, as amended, and any applicable state securities laws, and (ii) such Transfer will not result in the Company being deemed an investment company within the meaning of the Investment Company Act of 1940, (iii) such Transfer will not result in the Company or any person providing services to the Company becoming subject to the provisions of the Investment Adviser’s Act of 1940, and (iv) such Transfer will not violate any applicable laws regulating the Transfer of securities.

                (d) The transferor shall comply with the provisions of Section 7.8 and 7.11 hereof.

        7.4. Right of First Refusal. In addition to the other limitations and restrictions set forth in this Section 7, except as permitted by Section 7.2 hereof, no Member other than Riggs National Corporation or an Affiliate thereof shall Transfer all or any portion of his Company Interest (the “Offered Interests”) unless such Member (the “Seller”) complies with the terms of this Section 7.4.

                (a) Limitation on Transfers. No Transfer may be made under this Section 7.4 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

                (b) Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 7.4, the Seller shall give to the Company and Riggs National Corporation written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interests to the Company or Riggs National Corporation (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

                (c) Offer Period. The Firm Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 P.M., local time at the Company's principal place of business, on the ninetieth day following the day of the Offer Notice.

Exhibit Page 113

                (d) Acceptance of Firm Offer. At any time during the first sixty (60) days of the Offer Period, any Offeree who is a Member may, by giving written notice of acceptance to the Seller, accept the Firm Offer as to the Offered Interest. In the event that within sixty (60) days of the Offer Period, the Company or, if the Company does not do so, Riggs National Corporation (the “Accepting Offeree”) accepts the Firm Offer with respect to all of the Offered Interests, the Firm Offer shall be deemed to be accepted, and the Offered Interest shall be purchased by the Accepting Offeree.

                (e) Closing of Purchase Pursuant to Firm Offer. In the event that the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and the Accepting Offeree shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section 7.

                (f) Sale Pursuant to Purchase Offer If Firm Offer Rejected. If the Firm Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of Company Interests and are not expressly made inapplicable to sales occurring under this Section 7.4.

        7.5. Prohibited Transfers. Any purported Transfer of a Company Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Managing Member, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Company Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Company Interest may have to the Company. In the case of a Transfer or attempted Transfer of a Company Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

        7.6. Rights of Unadmitted Assignees. A Person who acquires one or more Company Interests but who is not admitted as a Substitute Member pursuant to Section 7.7 hereof shall be entitled only to allocations and distributions with respect to such Company Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

Exhibit Page 114

        7.7. Admission as Substitute Members. A transferee of Company Interest may be admitted to the Company as a Substitute Member only upon satisfaction of the conditions set forth below in this Section 7.7, unless waived by the Managing Member:

                (a) The Company Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

                (b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Members may reasonably request as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee's agreement to be bound by the terms and conditions hereof;

                (c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Company Interest;

                (d) The transferee provides the Company with evidence satisfactory to counsel for the Company that such transferee has made each of the representations and undertaken each of the warranties applicable to it described in Section 11 hereof; and

                (e) If the transferee is not an individual of legal majority, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

        7.8. Covenants. Each Member hereby represents, covenants and agrees with the Company for the benefit of the Company and all Members, that (i) he is not currently making a market in Company Interests and will not in the future make a market in Company Interests, (ii) he will not Transfer his Company Interest on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, he will not Transfer any Interest through a matching service that is not approved in advance by the Company. Each Member further agrees that he will not Transfer any Interest to any Person unless such Person agrees to be bound by this Section 7.8 and to Transfer such Company Interest only to Persons who agree to be similarly bound. The Managing Member may, from time to time and at the request of a Member, consider whether to approve a matching service and shall notify all Members of any matching service that is so approved.

Exhibit Page 115

        7.9. Distributions and Allocations in Respect to Transferred Company Interest. If any Company Interest is sold, assigned, or Transferred during any Fiscal Year in compliance with the provisions of this Section 7, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Company Interests during such Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer the Company shall recognize such Transfer as the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Members may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.9, whether or not any Member or the Company has knowledge of any Transfer of ownership of any Interest.

        7.10. Tax Elections.

                (a) In the event of a Transfer of all or part of a Company Interest by sale or exchange or on death of a Member, upon request of the transferee Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s Property with respect to such Member; provided, however, that the transferee Member shall bear all costs incurred by the Company as a result of the election. Any tax items or aspects attributable to the aforesaid adjustments to basis (whether consisting of additional depreciation deductions or a reduction of gain on sale or otherwise) shall be allocated solely to the transferee Member. Each Member shall, at its own expense, within thirty (30) days of request from the Company, furnish to the Company such information as is reasonably necessary to accomplish the adjustments in basis provided for under the Section 754 election.

                (b) The Managing Member shall cause the Company to make or revoke all other tax elections provided for under the Code. Each Member who transfers all or any portion of its Company Interest shall furnish the Company with all information required to enable the Company to fulfill any federal income tax reporting requirements imposed with respect to such transfer.

SECTION 8

Sale of Assets and Dissolution of Company

Exhibit Page 116

        8.1. Dissolution of the Company. The Company shall be dissolved on the occurrence of any of the following events:

                (a) the sale of all or substantially all of the assets of the Company;

                (b) the expiration of the term of the Company in accordance with Section 2.12;

                (c) the determination of the Managing Member to dissolve the Company; or

                (d) otherwise by operation of law.

        8.2. Heirs and Executors. The Members agree that this Operating Agreement, including, without limitation, the terms and conditions of this Section 8, shall be binding upon any of their heirs, executors, administrators, successors, and, subject to Section 7 hereof, assigns.

SECTION 9

Distribution Upon Dissolution

        9.1. Distributions Upon Dissolution.

                (a) Upon the dissolution of the Company, the Members or the Persons required by law to wind up the Company’s affairs shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation as follows, unless required otherwise by law:

                (i) first, to the payment of debts and liabilities of the Company, exclusive of those debts and liabilities set forth in clauses (ii) and (iii) hereof, and to the payment of the expenses of winding up;

                (ii) second, to the payment of any accrued any unpaid fees due under the investment advisory agreement with the Investment Advisor and any other amounts payable to any Member (other than amounts payable to a Member solely in such Member’s capacity as a Member of the Company);

                (iii) third, to the setting up of reasonable reserves for any contingent liabilities and obligations of the Company, provided that any such reserves shall be held for such period as the Members or other Persons so distributing shall deem advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided;

                (iv) fourth, to the Members to the extent of, and in proportion to, their positive Capital Account balances as adjusted to reflect Company operations up to and including the liquidation.

Exhibit Page 117

                (b) If the Members or the Persons required by law to wind up the Company's affairs, in their sole discretion (and whether or not in accordance with Section 6.1(d)), shall determine that a portion of the Property should be distributed in kind to the Members, the Members or such Persons, as the case may be, shall obtain an appraisal as of a date reasonably close to the date of liquidation. The Capital Accounts shall be adjusted as provided in Section 4.3 to reflect each Member’s share of the unrealized appreciation (or loss) with respect to such distributed Property. The distribution of any such Property (or portions thereof as tenants in common) in kind to a Member shall be considered a distribution of an amount equal to the Property’s appraised fair market value (or portion thereof) for purposes of this Section 9.1.

        9.2. Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities.

        9.3. Statements Upon Dissolution. By no later than one hundred twenty (120) days after the dissolution and termination of the Company, each of the Members shall be furnished with statements similar, so far as may be practicable, to those set forth in Section 10.2 hereof prepared by the certified public accountant for the Company as of and for the period ending with the date of complete liquidation.

SECTION 10

Books of Account, Records and Reports

        10.1. Books and Records of the Company. Proper and complete records and books of account of the Company shall be kept or caused to be kept by an accountant approved by the Managing Member, in which shall be entered fully and accurately all transactions and such other matters relating to the Company Business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The Company’s annual financial statements shall be prepared on an accrual basis in accordance with generally accepted accounting principles. The books and records shall at all times be maintained at the principal offices of the Company, and shall be open to the reasonable inspection and examination of any Member or such Member’s duly authorized representatives during reasonable business hours.

        10.2. Tax Information to Members. Within ninety (90) days after the end of each Fiscal Year of the Company, the Company shall send to each Person who was a Member at any time during such Fiscal Year such tax information, including, without limitation, Federal Tax Schedule K-1, as shall be reasonably necessary for the preparation of such Member’s federal income tax return. This period shall be automatically extended by the period of any delay beyond the control of the Members, such as a delay resulting from the failure of a third party to provide required tax information to the Company in a timely manner.

        10.3. Tax Matters Member. Riggs National Corporation shall be the Tax Matters Member and shall be designated as such on all relevant forms or in any other manner as designated by applicable law or regulation; provided, however, that if at any time Riggs National Corporation ceases to be the Managing Member, then the Members by Majority vote may select another Member to serve as the Tax Matters Member. The Tax Matters Member shall have all powers needed to perform its duties, including, without limitation, the power to retain all attorneys and accountants of its choice. The Tax Matters Member shall be entitled to reimbursement from the Company for all necessary and reasonable out-of-pocket expenses incurred in performing his duties as Tax Matters Member.

Exhibit Page 118

        10.4. Tax Returns. The Managing Member shall cause income and other required federal, state and local tax returns for the Company to be prepared and to be timely filed with the appropriate authorities making such elections as the Managing Member shall reasonably deem to be in the best interest of the Company and the Members.

SECTION 11

Representations and Warranties

        Each of the Members hereby represents and warrants to each of the remaining Members as follows:

        11.1. Such Member has power to execute, deliver and perform his obligations under this Agreement. This Agreement constitutes the valid and binding obligation of such Member, enforceable against him in accordance with its terms except as enforcement may be limited by laws governing bankruptcy, insolvency and similar matters and by general principles of equity.

        11.2. The execution, delivery and performance of his obligations hereunder by such Member do not conflict with, violate, or constitute a breach or default under any law, regulation, judicial or administrative order, contract, indenture or other agreement to which such Member is a party or subject or by which he may be bound.

        11.3. There is not pending or, to the best knowledge of such Member, threatened or pending against such Member any claim, suit, action or governmental proceeding, that would, if adversely determined, materially impair the ability of such Member to perform his obligations hereunder.

SECTION 12

Miscellaneous

        12.1. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or, if sent by an overnight delivery service maintaining records of receipt, on the first business day of actual receipt. Notices shall be addressed to the Members at the addresses set forth on Schedule A or to such other address as the Members shall specify by written notice to the Company and the other Members. Notices shall be addressed to the Company at: 800 17th Street, N.W., Washington, D.C. 20006, or to such other address as the Company may specify by written notice to the Members.

Exhibit Page 119

        12.2. Amendments. This Agreement constitutes the full and complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, letters of intent, term sheets, and similar evidences of prior intent. This Agreement may be amended only with the written consent of the Members by Supermajority Vote; provided, however, that no amendment may materially and adversely affect the rights of any Member relative to the other Members without the consent of the adversely affected Member.

        12.3. Additional Documents. Each Member agrees to execute and acknowledge all documents and writings reasonably necessary to the creation of this Company and the achievement of its purposes, specifically including, without limitation, a certificate of formation and all amendments thereto, as well as any cancellation thereof.

        12.4. Successors and Assigns. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        12.5. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural, and vice versa, the masculine gender shall include the neuter or female gender, and “or” is used in the inclusive sense. Headings or titles contained herein are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or any particular Section hereof. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving regard to the conflict of laws provisions thereof.

        12.6. Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstance, other than those as to which it is held invalid, shall not be affected thereby.

        12.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        12.8. Third Parties. The agreements, covenants and representations contained herein are for the benefit of the Members hereto and are not for the benefit of any third parties including, without limitation, any creditors of the Company.

Exhibit Page 120

        IN WITNESS WHEREOF, the parties have executed this Operating Agreement as of the day and year first above written.

RIGGS NATIONAL CORPORATION

By:/s/ Timothy C. Coughlin
      Timothy C. Coughlin
      President

RCP Investments II, LLC

By:/s/ JCB Jr.
      J. Carter Beese, Jr.
      Managing Member

Exhibit Page 121

SCHEDULE A

MEMBERS OF RIGGS CAPITAL PARTNERS, LLC

Members

Members' Names And Addresses	Initial Capital Contribution	Maximum Additional Capital Contribution	Capital Interest	Profits Interest
Riggs National Corporation 800 17th Street, N.W. Washington, D.C. 20006	$500	$98,999,500.00	99%	80.0%
RCP Investments II, LLC 800 17th Street, N.W. Washington, D.C. 20006 Attn: J. Carter Beese	$500	$999,500	1%	20.0%